As filed with the Securities and Exchange Commission on August 21, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FAUQUIER BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1288193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fauquier Bankshares, Inc. Stock Incentive Plan
(Full title of plan)

Eric P. Graap
Executive Vice President and Chief Financial Officer
Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Scott H. Richter, Esq.
LeClairRyan, A Professional Corporation
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
(804) 783-2003

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of each class of securities	Amount to be	Proposed maximum	aggregate offering	Amount of
to be registered	registered (1)	offering price per share (2)	price (2)	registration fee
Common Stock, $3.13 par value	350,000 shares	$14.81	$5,183,500	$289.24

(1)	This Registration Statement also covers such additional and indeterminate number of shares of common stock of the Registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on August 17, 2009, as quoted on the Nasdaq Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)	The Annual Report on Form 10-K for the year ended December 31, 2008 of Fauquier Bankshares, Inc. (the “Company”).

(b)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 of the Company.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)	The description of the Company’s common stock contained in its Registration Statement on Form 10, filed with the Commission on April 16, 1999, including any amendment or report filed with the Commission for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The laws of the Commonwealth of Virginia pursuant to which Fauquier Bankshares, Inc. is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.
     The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Smith Elliott Kearns & Company, LLC.

23.2	Consent of LeClairRyan (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.0	Fauquier Bankshares, Inc. Stock Incentive Plan.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That:
(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Warrenton, Commonwealth of Virginia, on August 21, 2009.

FAUQUIER BANKSHARES, INC.
By:	/s/ Randy K. Ferrell
Randy K. Ferrell
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Randy K. Ferrell and Eric P. Graap, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ Randy K. Ferrell Randy K. Ferrell	President, Chief Executive Officer and Director (principal executive officer)	August 21, 2009

/s/ Eric P. Graap Eric P. Graap	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)	August 21, 2009

/s/ C. H. Lawrence, Jr. C. H. Lawrence, Jr.	Chairman of the Board	August 21, 2009

/s/ John B. Adams, Jr. John B. Adams, Jr.	Vice Chairman of the Board	August 21, 2009

/s/ Randolph D. Frostick Randolph D. Frostick	Director	August 21, 2009

/s/ Douglas C. Larson Douglas C. Larson	Director	August 21, 2009

Signature	Capacity	Date

/s/ Jay B. Keyser Jay B. Keyser	Director	August 21, 2009

/s/ Randolph T. Minter Randolph T. Minter	Director	August 21, 2009

/s/ Brian S. Montgomery Brian S. Montgomery	Director	August 21, 2009

/s/ John J. Norman, Jr. John J. Norman, Jr.	Director	August 21, 2009

/s/ P. Kurt Rodgers P. Kurt Rodgers	Director	August 21, 2009

/s/ Sterling T. Strange III Sterling T. Strange III	Director	August 21, 2009

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Smith Elliott Kearns & Company, LLC.

23.2	Consent of LeClairRyan (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.0	Fauquier Bankshares, Inc. Stock Incentive Plan.